Exhibit 10.20

MEMBERS’ AGREEMENT

by and among

GeoPark Latin America Coöperatie U.A.

GeoPark Colombia Coöperatie U.A.

and

LG International Corp.

Dated as of January 8, 2014

This MEMBERS’ AGREEMENT (this “Agreement”) is dated as of January 8,2014 and is by and among (1) GeoPark Latin America Coöperatie U.A., a cooperative duly incorporated and existing under the laws of the Netherlands (“the GeoPark Member”), (2) GeoPark  Colombia  Coöperatie U.A., a cooperative duly incorporated and existing under the laws of the Netherlands (the “Cooperative”), and (3) LG International Corp., a company organized under the laws of Korea with a registered address at LG Twin Towers, 20 Yoido-dong, Youngdungpo-gu, Seoul 150-721, Korea (the “LGI Member”, and together with the GeoPark Member, the “Members” and together with the GeoPark Member and the Cooperative, the “Parties”).

RECITALS

WHEREAS, as of the date hereof, the GeoPark Member and the LGI Member hold, respectively, 80% and 20% of the equity interest in the Cooperative;

WHEREAS, the Parties desire to enter into this Agreement in order to set forth their respective rights and obligations in connection with their investments in the Colombia Business, to agree upon certain decision making mechanisms and to provide for certain rights and obligations with respect thereto as hereinafter provided; all of which shall be in accordance with applicable Law.

NOW THEREFORE, the Parties hereby agree as follows:

ARTICLE I.

Definitions and Rules of Construction

Section 1.01.      Definitions.    Capitalized terms used in this Agreement shall have the meanings ascribed to them in Schedule 1.01 and elsewhere in this Agreement.

Section 1.02.      Rules of Construction.     (a)  Unless the context otherwise requires, references in this Agreement to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement.

(b)         If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb).  Terms defined in the singular have the corresponding meanings in the plural, and vice versa.  Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa.  The term “includes” or “including” shall mean “including without limitation.”  The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear.

(c)         Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.  Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

(d)         The Parties acknowledge that each Party and its attorney has reviewed this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.

(e)         The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

(f)         Unless otherwise specifically stated, all references to currency herein shall be to Dollars.  References to US$ or Dollars shall, to the extent any payments related to this Agreement are denominated in a different currency, be deemed to be converted into U.S. Dollars at the applicable exchange rate in effect as of the date of payment.

(g)         All accounting terms used herein and not expressly defined herein shall have the meanings given to them under IFRS.

ARTICLE II.

Purpose of the

Cooperative

Section 2.01.      Purpose  of  the  Cooperative. The purpose of the Cooperative is to provide for certain material needs of its members under agreements concluded with them in the business it conducts or causes to be conducted for the benefit of its Members. The Members agree to limit the business of the Cooperative to the conduct and further development of an Oil and Gas Business in Colombia, directly or through one or more subsidiaries.  In particular, the primary objective of the Cooperative shall be to operate and develop its existing assets and grow and expand the Colombia Business by acquiring upstream oil and gas assets and projects in Colombia.

ARTICLE III.

Representations and Warranties

Each of the Parties represents and warrants to the other Parties as follows:

Section 3.01.      Organization and Existence.  It is duly organized and validly existing in its jurisdiction of organization. It is duly qualified or licensed to do business in each other jurisdiction where the actions required to be performed by it hereunder makes such qualification or licensing necessary, except in those jurisdictions where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on its ability to consummate the transactions contemplated hereby or perform its obligations hereunder.

Section 3.02.      Authorization.   The execution, delivery and performance by it of this Agreement and the consummation by it of the transactions contemplated hereby are within its corporate powers and have been duly authorized by all necessary corporate action on its part.  It has duly executed and delivered this Agreement.  This Agreement constitutes (assuming the due execution and delivery by the other Parties) its valid and legally binding obligation, enforceable against it in accordance with its terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

Section 3.03.      No Prohibitive Litigation.  No legal action, suit, arbitration, governmental investigation  or  other  legal, judicial or administrative proceeding is pending or, to its Knowledge, threatened, against it or any of its Affiliates, which seeks to prevent or delay the transactions contemplated hereby.

Section 3.04.      Consents.  No Consent of, or Filing with, any Governmental Entity which it has not obtained or made is required to be obtained or made by it in connection with its execution and delivery of this Agreement and its consummation of the transactions contemplated hereby, other than such Consents and Filings the failure of which to obtain or make would not reasonably be expected to result in a material adverse effect on its ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.

Section 3.05.      Non-contravention.  Its  execution,  delivery  and  performance  of  this Agreement does not, and its consummation of the transactions contemplated hereby will not (i) contravene  or  violate  any  provision  of  its  organizational  or  constitutional  documents  or (ii) contravene or violate, in any material respect, any provision of, or result in the termination or acceleration of, or entitle any party to accelerate any material obligation or indebtedness under, any mortgage, lease, franchise, license, permit, agreement, instrument, law, order, arbitration award, judgment or decree to which it is a party or by which it is bound.  Its execution, delivery and performance of this Agreement does not, and its consummation of the transactions contemplated  hereby  will  not,  (i) contravene  or  violate  any  provision  of  its  organizational documents  or  (ii) contravene  or  violate  any  provision  of,  or  result  in  the  termination  or acceleration of, or entitle any party to accelerate any obligation or indebtedness under, any mortgage, lease, franchise, license, permit, agreement, instrument, law, order, arbitration award, judgment or decree to which it is a party or by which it is bound, except for any such items which would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on its ability to consummate the transactions contemplated hereby.

Section 3.06.      Litigation.  There are no Claims pending or, to its Knowledge, threatened, against or otherwise relating to it or any of its Affiliates before any Governmental Entity or any arbitrator, that would, individually or in the aggregate, reasonably be expected to result in a material adverse effect on its ability to perform its obligations hereunder or consummate the transactions contemplated hereby.  It is not subject to any judgment, decree, injunction, rule or order of any Governmental Entity or any arbitrator that prohibits the consummation of the transactions contemplated by this Agreement or would, individually or in the aggregate, reasonably be expected to result in a material adverse effect on its ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.

Section 3.07.      Compliance  with  Laws.  (a)  It has in all material respects complied with all applicable Laws, regulatory rules, including, without limitation, anti-bribery laws, anti-money laundering laws, regulations, licenses, permits and approvals which are material to its business activities; and has not received any notice which, after receipt or lapse of time or both, would constitute a material non-compliance with any applicable Law, regulatory rule, license, permit or approval.

(b)         In connection with any of the transactions contemplated in this Agreement or the Colombia Business, neither it nor any of its Affiliates or it or their directors, officers, consultants, employees, agents or other representatives (nor any person acting on behalf of any of  the  foregoing)  has  directly,  or  indirectly  through  a  third-party  intermediary  (1) offered, authorized or made any payment in cash or in kind of anything of value, or provided any benefit whatsoever, to any official, representative or employee of a government, Governmental Entity or instrumentality, or public international organization, or to any political party or candidate for public office, for purposes of influencing official actions or decisions or securing any improper advantage in order to obtain or retain business, or other corrupt purpose, or (2) to its knowledge, entered into any transactions that either promoted or involved the proceeds of unlawful criminal activity.

ARTICLE IV.

Board; Approval of certain matters; Conflict with by-laws; Management and Secondment

Section 4.01.      Board  of  Directors.  (a) The board of directors (the “Board”) shall be responsible for the management, including the day-to-day operations of the Cooperative. There shall be four (4) members of the Board (each, a “Director”).  The LGI Member shall have the right to nominate one (1) Director, and the GeoPark Member shall have the right to nominate the remaining Directors.  The nominating Member shall have the right to nominate replacements for any Director it nominated to the Board who resigns or is removed, and shall nominate such replacements in a timely manner.

(b)         The Members agree to promptly take all action necessary to appoint any individuals nominated by a Member to be a Director in accordance with Section 4.01(a) above, so that such appointment (i) is duly and validly authorized by all necessary corporate action on the part of the Cooperative and/or the Members; and (ii) is not prohibited by, does not violate any provision of, and will not result in the breach of, or accelerate or permit the acceleration of the performance required by the terms of (A) any applicable Law, (B) the Bylaws, or (C) any other material contract, indenture, agreement or commitment to which the Cooperative is bound.

(c)         The Directors shall receive no compensation from the Cooperative, unless the Members decide otherwise.

(d)         In case a Director does not comply with the provisions of this Agreement, the Bylaws or applicable Law, the nominating Member agrees to exercise its lawful powers and all reasonable efforts to cause such Director to resign or agrees to support and vote for his removal.

Section 4.02.      Approval of Certain Matters.   (a)   Voting Power.   Notwithstanding any other provision in this Section 4.02, the Members agree that the effective voting power of a Member in the Cooperative, and the voting power of the Director or Directors nominated by such Member shall be commensurate with such Member’s Equity Rights, as set forth in the Bylaws, and  the  Members agree  to  adopt such measures, from time to time, as necessary or appropriate to implement this principle; provided, however, that the following matters shall require consent (by affirmative vote or otherwise) either by the LGI Member or by the Director nominated by the LGI Member, as applicable:

(i)	amendment of the constituent documents of the Cooperative (including the Bylaws) in a manner inconsistent with this Agreement, subject to the requirements of applicable Law;

(ii)	removal of the Director nominated by the LGI Member;

(iii)	any decision for the Board to meet less frequently than as set forth in this Agreement;

(iv)	any decision to restrict the LGI Member’s access to information or reporting in manner inconsistent with this Agreement;

(v)	any other decision inconsistent with this Agreement;

(vi)

any decision to terminate or permanently or indefinitely suspend operations on or surrender the Blocks (such consent not to be unreasonably withheld if the decision is in the best interests of the Cooperative), other than, for the avoidance of doubt, any such decision (1) to relinquish part of the Blocks as required under the terms of the titles or concessions for such Blocks, or (2) required by law;

(vii)

in the event a Block Valuation is established pursuant to Section 4.03, any decision to sell such Block at a price more than 15% below such Block Valuation, such consent not to be unreasonably withheld, other than to a party that is an Affiliate of the GeoPark Member, in which case consent of LGI will always be required;

(viii)	any decision to create a security interest over the Blocks, if such a decision becomes allowed by applicable Law, such consent not to be unreasonably withheld;

(ix)	any decision to wind up or liquidate the Cooperative, such consent not to be unreasonably withheld;

(x)

any decision to lend funds to any Member or its Affiliate (other than a Relevant Company) or any third party, including any renewal, extension, rescheduling or write-off with respect thereto, as well as any decision relating to the collection thereof in the event of non-payment for more than six (6) months, except as provided in Section  4.05(e);

(xi)

any decision to change the dividend, voting or any other rights attached to any of the Equity Rights which gives preference to or discriminates against other Equity Rights or holders of Equity Rights (other than with respect to new Equity Rights to which the preemption rights set forth in Section 6.01 apply);

(xii)	approval of annual Work Programs and Budgets (and any variances thereto to the extent required under Section 4.08(g));

(xiii)	approval of mechanisms for funding approved Work Programs and Budgets in order to ensure smooth continuity of the Cooperative’s operations and the Colombia Business;

(xiv)	any other decision which, under applicable Law, requires the affirmative vote of the LGI Member, such consent not to be unreasonably withheld;

(xv)	approving a Related Party Transaction where the GeoPark Member is a party to the transaction (other than as specifically authorized in Section 4.05(e));

(xvi)	approving the formation of any subsidiary or the acquisition of any shares in any other company;

(xvii)	approving any change in the capital of the Cooperative;

(vxiii)

entering into borrowings (including contingent or future indebtedness) which are not otherwise provided for in the Work Program and Budget (other than short-term indebtedness (including bank overdrafts or similar) incurred in the ordinary course of ordinary business to finance potential working capital needs of the Colombia Business);

(xix)

giving any guarantee or indemnity to secure the liabilities or obligations of any person or entity other than liabilities or obligations of any Relevant Company in the ordinary course of the Colombia Business;

(xx)	approving the conversion, restructure or reorganization of the capital structure of the Cooperative (other than any Permitted Reorganization);

(xxi)	disposing of a material part of the assets or undertakings of the Cooperative or the Colombia Business or contracting to do so otherwise than as provided for in any approved Work Program and Budget;

(xxii)                   other than as provided for in an approved Work Program and Budget, the acquisition or disposal of an asset, shares or interest by a Relevant Company or any subsidiary of a Relevant Company if the value of the asset, shares or interest is in excess of $2,000,000 (two million Dollars); or

(xxiii)                any activity or transaction which is inconsistent with an approved Work Program and Budget and which is outside the scope of the Colombia Business.

(b)                                 Responsibility of the Board. The Members agree that the Members shall decide only such matters as applicable Law requires be decided by them (subject always to Section 4.02(a) and to the provisions of ARTICLE VII in the event a decision requires Member or external funding and subject to any decision by the Board to refer a matter to the Members for decision or ratification). For the avoidance of doubt, the Board shall be responsible for and decide on:

(i)                                   recovery mechanisms for overhead costs (manpower and other costs) incurred by the GeoPark Member or its Affiliates on an on-going basis to provide services to the Colombia Business;

(ii)                                 negotiating and approving mechanisms for funding overhead, new acquisitions, and other Colombia Business expenditures, in accordance with Section4.02(a)(xiii) and pursuant to an approved Work Program and Budget;

(iii)                              appointing and removing executive managers (subject to the right of the GeoPark Member to nominate such managers, in accordance with Section 4.04);

(iv)                             raising equity or debt capital (subject to Section 4.10); and

(v)                                periodic reporting to Members (subject to the requirements of Section 10.02).

(c)                                                                      Members’Meetings and Resolutions. Subject to more restrictive mandatory requirements prescribed by applicable Law, if any, the Members agree that:

(i)                                    ordinary Members’ meetings shall be held at least once each calendar year before the 30th of April;

(ii)                                should the Board ignore the request of a Member holding 10% or more of the total Equity Rights to call an extraordinary Members’ meeting within fourteen (14) days from such request, said meeting may be convened by any Member holding 10% or more of the total Equity Rights;

(iii)                              each Member shall be notified in writing before any meeting of the Members no less than 30 calendar days in advance unless such Member waives notice in respect of that meeting, which waiver each Member hereby agrees not to unreasonably withhold;

(iv)                             a quorum for a meeting of the Members shall be established by the attendance of each Member who is entitled to nominate a Director in accordance with this Agreement, in person or by proxy; provided, that if a meeting of the Members is validly called and the LGI Member does not attend, the GeoPark Member may initiate a second request for a meeting of the Members, and at such meeting a quorum shall be established by the attendance of one or more Members holding in aggregate at least 50% of the total Equity Rights, in person or by proxy;

(v)                                subject to Section 4.02(a), at a meeting of the Members, resolutions shall be adopted by the affirmative vote of the Members holding at least 50% plus one vote of the Equity Rights represented at such meeting, in person or by proxy;

(vi)                             meetings will be held in English and any communications, minutes or resolutions in respect of meetings will also be in English, to the extent not prohibited by Law; and

(vii)                          the Members may make decisions by written resolution in lieu of a meeting executed by all Members, to the extent permitted by the applicable Law.

(d)                               Board Meetings and Resolutions. Subject to more restrictive mandatory requirements prescribed by applicable Law, if any, the Members agree that:

(i)                                   ordinary meetings of the Board shall be held at least once every six (6) months;

(ii)                                 extraordinary meetings of the Board shall be held no less frequently than as required by applicable the Law;

(iii)                              in the event that one or more Directors requests a meeting of the Board, the chairman of the Board must call a meeting of the Board;

(iv)                             notice for each meeting of the Board shall include all detail required by applicable Law;

(v)                                a quorum for a meeting of the Board shall require the attendance in person or by telephone of at least one (1) Director representing each Member who is entitled to nominate a Director in accordance with this Agreement; provided, that if a meeting of the Board is validly called and the Director appointed by the LGI Member does not attend or is not represented, any Director may initiate a second request for a meeting of the Board, and at such meeting a quorum shall be established by the attendance of the absolute majority of Directors in office;

(vi)                            each of the Members shall undertake all reasonable commercial efforts to ensure the attendance by the Directors it nominated, to all the duly noticed meetings of the Board;

(vii)                          meetings will be held in English and any communications, minutes or resolutions in respect of meetings will also be in English, to the extent not prohibited by Law; and

(viii)                       subject to Section 4.02(a) and Section 4.05(b), in order to be validly adopted by the Board, resolutions shall require the affirmative vote of at least a majority of the Directors in attendance.

Section 4.03.                  Block Valuation Right. In the event that a majority of the Directors votes in favor of the sale of a Block and the Director appointed by the LGI Member votes against such sale and requests that the Board identify and appoint an independent, internationally reputable investment bank, accounting firm or other qualified appraiser, who is independent of both the GeoPark Member and its Affiliates and the LGI Member and its Affiliates (the “Appraiser”) to determine a reasonable and fair sale price for the Block (the “BlockValuation”), the Parties agree to cooperate to cause the Appraiser to complete the Block Valuation as soon as possible but not later than sixty (60) days after such appointment. The LGI Member shall pay all costs of the Appraiser and reimburse the Cooperative for other costs incurred in connection with the Block Valuation if the Block Valuation is not more than 15% higher than the sale price approved by the majority of the Directors.

Section 4.04.                  Executive Management. Executive management shall be responsible for preparing the Work Program and Budget in accordance with Section 4.08 and the day-to-day operations of the Cooperative and the Colombia Business and shall be designated by the Board. Except as expressly provided herein or required by applicable Law, the GeoPark Member shall have the right to nominate all members of executive management, and the Members shall exercise their powers to cause such action to be taken to effect their appointment in accordance with applicable Law.

Section 4.05.                  Related Party Transactions. (a) Subject to Section 4.05(e), all transactions between (1) a Relevant Company and (2) a Member or a Member’s Affiliate, other than a Relevant Company (each, a “Related Party Transaction”) shall be subject to the provisions of this Section 4.05.

(b)                          In connection with any amounts owed to any Relevant Company by the Members or any Affiliate thereof (other than a Relevant Company) that are not paid when due according to the terms applicable to such amounts, the corresponding Member shall indemnify the other Member (in proportion to its Equity Rights) for any damage suffered by the Relevant Company that may arise as a consequence of such failure of payment. The obligation of the corresponding Member to indemnify the other Member in this Section 4.05(b) is without prejudice to any rights that the Relevant Company may have to collect any amounts owed by such Member or its Affiliate.

(c)                           All Related Party Transactions shall be on an arm’s length basis and shall be subject to unanimous approval by the Board and a list of Related Party Transactions with a reasonable description thereof will be provided by the Cooperative annually to the Members.

(d)                          Unless otherwise provided in this Agreement, a Director shall not be restricted from voting for resolutions regarding Related Party Transactions in which such Director or the Member nominating such Director, or any Person related to such Director or Member, is a party or has an interest, except if such a restriction is or becomes a requirement of applicable Law.

(e)                           The following Related Party Transactions do not require unanimous approval of the Board and are otherwise exempt from the provisions of Section 4.02(a)-(d):

(i)                                    Service Level Agreements;

(ii)                                 Any GeoPark Llanos Approved Capital Contribution; and

(iii)                              transactions for the recovery of overhead expenses by the GeoPark Member or an Affiliate of the GeoPark Member, equal to the sum of, (1) two percent (2%) of the sum of the total costs and expenses (including operation expenses (OPEX), general and administrative expenses (G&A), geosciences expenses (G&G) and other expenses as well as all capital expenditures) of the Cooperative (“Annual Investment Sum”) subject to a maximum of US$80,000,000 (eighty million Dollars), plus (2) one percent (1%) of any incremental Annual Investment Sum over US80,000,000 (eighty million Dollars), as the case may be. The reasonableness of the transactions for the recovery of overhead expenses shall be determined by the Board, for purposes of which they will be presented to it no less frequently than annually.

Section 4.06.                  Secondment Program. The LGI Member shall have the right to second employees to the Cooperative (each, a “Secondee”). Each Secondee shall report to the Cooperative’s executive management, or someone specially designated by the executive management, and occupy positions reasonably determined by the Cooperative’s executive management. The number and frequency of Secondees shall be reasonably agreed between the LGI Member and the Cooperative, and shall be no fewer than two (2) at any point in time (if requested by the LGI Member). The Cooperative shall bear the reasonable costs of two

Secondees, with a salary commensurate to Secondee’s level of skill and experience for similar Cooperative employees. All other costs and benefits shall be borne solely by the LGI Member.

Section 4.07.                  Bylaws; No Conflict with Agreement. Each Member shall exercise the voting rights to which such Member is entitled, and shall take all actions necessary, to ensure that the Bylaws are promptly amended to reflect the provisions of this Agreement and do not, at any time, conflict with the provisions of this Agreement to the extent permitted by the Law.

Section 4.08.                  Work Program and Budget

(a)                          Not less than 10 days nor more than 60 days before the end of each calendar year, the executive management shall prepare and submit to the Board for approval, a work program and budget for the Cooperative and the Colombia Business (having regard to, among other things, the capital requirements and financial obligations of the Relevant Companies) (“Work Program and Budget”).

(b)                          Each annual Work Program and Budget shall, with respect to the applicable calendar year, contain:

(i)                                     a reasonably detailed list of the operations and activities to be conducted, described in sufficient detail to afford ready identification of the nature, scope, location, and expected timing and duration of each such activity;

(ii)                                  an estimate of the costs corresponding to each line item or category;

(iii)                               reasonable and necessary supporting information; and

(iv)                              such additional information and detail, if any, as the executive management of the Cooperative may deem suitable.

(c)                           Each of the Members acknowledges that, as it is the case for any oil and gas operation, the Work Program and Budget will include a number of assumptions, estimates and projections provided by the Cooperative using its best judgment and knowledge. Actual development of results within the operations may differ from the anticipated Work Program and Budget for many reasons, including but not limited to: (i) changes in oil and gas prices, (ii) changes in well production rates, (iii) drilling results, (iv) decisions made by operators or partners in Blocks where any Relevant Company does not operate and has limited voting rights, (v) necessary changes to drilling schedules given issues that are beyond any Relevant Company’s control such as drilling results, local communities, road access, land access, availability of environmental permits from Governmental Entities, availability of adequate drilling and work-over rigs, among others, (vi) availability of equipment and services, and (vii) facts, circumstances or events that may cause immediate harm to human health, safety, property or the environment or that otherwise constitute emergencies.

(d)                          The Members must use all reasonable endeavors and will empower the Cooperative’s executive management to ensure that during the calendar year to which a Work

Program and Budget relates, the Cooperative and each Relevant Company conducts the Colombia Business in accordance with such Work Program and Budget, including any necessary deviation or modification to such Work Program and Budget given unanticipated changes as described in Section 4.08(c), provided however that any such deviation that is significant, shall be informed by the Cooperative to the Board with sufficient detail and explanations. In the event that the Board does not approve the Work Program and Budget, 100% of the relevant costs set forth in the Work Program and Budget for the previous year shall apply until the Work Program and Budget for the current calendar year is approved.

(e)                           Subject to Section 4.08(f), the Board shall consider the draft Work Program and Budget received from the executive management and make a decision on whether to approve it (in accordance with Section 4.02(a)(xii)) ten (10) days before the commencement of the relevant calendar year.

(f)                                  During each calendar year, the Members shall ensure that the Board (irrespective of any ongoing review of other parts of the Work Program and Budget) approves as part of the Work Program and Budget, funding of sufficient sums so as to enable the Cooperative and each Relevant Company to:

(i)                                     meet their contractual obligations and expenditure requirements required under any Consent or the law; and

(ii)                                  maintain the Blocks in good standing.

(g)                           In the event that variances from the Work Program and Budget result in (i) an overall increase in the funding needs for the Cooperative with respect to the approved Work Program and Budget of greater than fifteen percent (15%) or (ii) a line-item or category change of more than twenty-five percent (25%), the Cooperative shall submit a revised Work Program and Budget to the Board, with sufficient detail and explanation for the variances and deviations, which shall require approval of the LGI Member or the Director nominated by the LGI Member in accordance with Section 4.02(a)(xii).

Section 4.09.                  Expenditures Prior Notification. Prior to the incurrence of any capital expenses by any Relevant Company in excess of $2,000,000 (two million Dollars), the Cooperative shall provide each of the Members a notice of the incurrence of such costs and expenses; it being understood, that specific approval for such capital expenses shall be required if such capital expenses are not in accordance with an approved Work Program and Budget or otherwise approved by the Board in accordance with this Article IV. Each Member shall ensure that such approval is provided with no unreasonable delay, to allow continuity of normal operations.

Section 4.10.                  Additional Funding.

(a)                          Each Member agrees to use all reasonable endeavors to ensure that, to the greatest extent possible, the Cooperative and the Colombia Business are funded by each Member by way of subordinated loans in proportion to each Members’ ownership in the

Cooperative. Any additional funding required for the Cooperative or the Colombia Business shall be obtained:

(i)                                    by external debt financing (where available on terms acceptable to the Board); or

(ii)                                 by raising equity from each Member.

(b)                                                                   Except for as otherwise provided in this Agreement, neither the Cooperative nor any Relevant Company shall be permitted to incur (or guarantee) any indebtedness for borrowed money other than (a) indebtedness existing on December 18, 2012, being indebtedness in the principal amount of US$37,500,000 (Thirty Seven Million Five Hundred Thousand Dollars) under the GeoPark Llanos Loan Agreement, which was replaced by the Llanos Acknowledgements, (b) short-term indebtedness (including bank overdrafts or similar) incurred in the ordinary course of business to finance potential working capital needs of the Colombia Business, and (c) indebtedness incurred for the additional funding needs for the Colombia Business through cash calls in the form of subordinated loans in accordance with Section 4.02(a)(xiii).

(c)                                  No Member shall be required to guarantee any indebtedness of the Cooperative or any Relevant Company.

Section 4.11.                  Cash Calls to Cure Non-Compliance Under GeoPark Llanos Loan Agreement. Each Member agrees that in the event that GeoPark Llanos is, or is likely to be, not in compliance with the financial covenants under the GeoPark Llanos Loan Agreement, the Cooperative shall use existing cash surplus to cure such non-compliance on behalf of GeoPark Llanos prior to any cash call being made under Section 4.02(a)(xiii).

ARTICLE V.

Application to subsidiaries

Section 5.01.                  Relevant Companies (other than the Cooperative).

(a)                          Each party agrees, and must ensure, that, to the extent a Relevant Company (other than the Cooperative) is governed by a board of directors (except as otherwise agreed by the Members in writing), the board and governance of such Relevant Company follows the board composition, board operation, approval of certain matters, rules and management rules set out in ARTICLE IV, provided that ARTICLE IV shall apply as if a reference to the Cooperative were a reference to the Relevant Company (other than the Cooperative).

(b)                                          The Cooperative agrees to exercise its voting power in each of GeoPark Luna, GeoPark Colombia and GeoPark Llanos and to procure the exercise of voting power by each of GeoPark Luna, GeoPark Colombia and GeoPark Llanos to the extent necessary from time to time to give effect to this ARTICLE V and to ensure that each Relevant Company and each subsidiary of a Relevant Company is administered in accordance with this agreement.

Section 5.02.                  Other subsidiaries. Other than in respect of the Relevant Companies, each party agrees, and must use all reasonable endeavors to ensure, that, to the extent a subsidiary of a Relevant Company is governed by a board of directors (except as otherwise agreed by the Members in writing), the board and operation of such subsidiary follows the board composition, board operation, approval of certain matters and rules and management rules set out or referred to in ARTICLE IV, provided that ARTICLE IV shall apply as if a reference to the Cooperative were a reference to the relevant subsidiary.

Section 5.03.                  Companies without boards of directors. If a Relevant Company (other than the Cooperative) or a subsidiary of a Relevant Company does not have a board of directors, the parties must ensure that decisions and approvals relating to such company with respect to the matters set out in 4.02(a) require consent (by affirmative vote or otherwise) either by the LGI Member or by the Director nominated by the LGI Member, as applicable.

ARTICLE VI.

Pre-emptive Rights; LGI Line of Credit; Dividends; Annual Funding; Recovery Mechanism.

Section 6.01.                  Pre-emptive Rights. Should the Board approve a capital increase for the Cooperative, each Member shall have a right to acquire additional Equity Rights pertaining thereto in an amount proportionate to the Member’s current holdings, in accordance with the provisions of applicable Law. In the event that one Member has opted not to acquire additional Equity Rights, the other Member may contribute additional capital in exchange for such additional Equity Rights, prior to any offering of such additional Equity Rights to any Third Party Buyer.

Section 6.02.                  Member Funding Requirements. Unless expressly provided in this Agreement, no Member shall be required to exercise its pre-emptive rights, or otherwise provide further funding to the Cooperative or the Colombia Business. If a Member elects not to exercise such pre-emptive right fully, or otherwise provide further funding to the Cooperative or the Colombia Business such Member’s interests shall be correspondingly diluted in accordance with applicable Law. In such case, the amount of a capital increase will be reasonably determined by the Board in good faith, using customary valuation practices in accordance with the Law.

Section 6.03.                  LGI Line of Credit. The LGI Member shall have the option but not the obligation, in its absolute discretion, to make available to the Cooperative (either directly or through its Affiliates) credit facilities as the LGI Member and the Cooperative may from time- to-time agree.

Section 6.04.                  Dividends. The Members agree to cause the Cooperative to declare dividends only after allowing for retentions for:

(i)                                   any approved Work Program and Budget;

(ii)                                the capital adequacy and tied surplus requirements of the

Cooperative;

(iii)                             the Cooperative ‘s working capital requirements;

(iv)                            any banking covenants associated with loan agreements entered into by the Cooperative or any Relevant Company (including the GeoPark Llanos Loan Agreement); and

(v)                               the operational requirements of the Cooperative,

having regard to prudent financial management and relevant taxation considerations.

Section 6.05.                  Incremental Equity Rights. As agreed in the Framework Agreement, GeoPark Member through any of its Affiliates shall receive, directly or indirectly, additional Equity Rights in accordance with the Cooperative’s financial performance. The LGI Member hereby irrevocably agrees to execute and deliver, or cause to be executed and delivered to GeoPark Member or the relevant Affiliate of GeoPark Member, the relevant documents to ensure that GeoPark Member increases its Equity Rights in the Cooperative in accordance with the formula contained in Schedule 5.05 for the calculation of the incremental Equity Rights, as opposed to the formula contemplated in the Framework Agreement.

ARTICLE VII.

Transfer Rights and Restrictions

Section 7.01.                  Consent to Terms of Members’ Agreement. Unless waived in writing by the other Member,

(a)                          each Member (each, a “Transferring Member”) agrees that it will not, directly or indirectly, offer, sell, transfer, assign, give, donate, or in any manner dispose of any of its membership (in each case, a form of “Transfer”) to any Person (each, a Proposed Transferee”), except in compliance herewith; and

(b)                          the Cooperative shall not register any Transfer of Equity Rights to any Proposed Transferee, and no Proposed Transferee shall become a member, through purchase or transfer, unless such Transfer is carried out in accordance with this ARTICLE VII and the Bylaws and the Proposed Transferee agrees prior to such Transfer to execute, and does execute, a counterpart of this Agreement and agrees to be bound by the provisions hereof, and the Cooperative and each Member has received a counterpart of this Agreement signed by such Proposed Transferee.

Section 7.02.               Transfers to Affiliates. Subject to the terms of Section 7.01 and subject to notice to the other Member(s) and notwithstanding any other provisions of this ARTICLE VII, each Member may Transfer its membership to an Affiliate for purposes of a Reorganization, in which case each Member shall grant its written approval to any request for such transfer; provided, however, that this Section7.02 shall not be applied in circumvention of the purposes of the Transfer restrictions. In such case, the Transferring Member and its Transferee shall be jointly and severally liable for the performance of their obligations hereunder, unless released by the other Member, such release not to be unreasonably withheld.

Section 7.03.                  Right of First Offer. (a) Offer. If, at any time, a Transferring Member desires to Transfer its membership in the Cooperative, such Transferring Member (the “Offeror”) shall submit a written offer (the “Offer”) to Transfer the Offeror’s membership (rights) to the other Member (the “Offeree”) on terms and conditions, including price, not less favorable to the Offeree than those on which the Seller proposes to sell its membership. The Offer shall be delivered by notice and shall disclose the terms and conditions, including price, of the proposed sale, and any other material facts relating to the proposed sale. The Offer shall further state that the Offeree may acquire, in accordance with the provisions of this Agreement, the membership (rights) for the price and upon the other terms and conditions, including deferred payment (if applicable), set forth therein. In the event that the Offer involves consideration in a non-cash form, the Offeree may offer a cash price equal in value to the non-cash assets contemplated by the Offer, such value to be determined by an independent qualified appraiser, proposed by Offeror and reasonably acceptable to Offeree, the fees of which appraiser shall be paid by the Offeror.

(b)                          Election to Purchase; Closing. If the Offeree elects to purchase the membership on the Offer terms, the Offeree shall notify the Offeror of its election to purchase (“Purchase Notice”) within thirty (30) days of the date the Offer was made (“Acceptance Period”). Such Purchase Notice shall, when taken in conjunction with the Offer, be deemed to constitute a valid, legally binding and enforceable agreement for the sale and purchase of the Offered Equity Rights. Sale of the membership to the Offeree pursuant to this section shall be made at 12:00 PM at the offices of the Cooperative, fifteen (15) Business Days following the date the Offeree’s notice to purchase. Such sale shall be effected by an executed agreement for transfer.

(c)                           Sale Upon Election Not to Purchase. Upon expiration of the Acceptance Period, without the Offeror having received a Purchase Notice from the Offeree, the Offeror is free to Transfer its membership (rights) to a Proposed Transferee, within the immediately subsequent ninety (90) Business Days on terms and conditions, including price, not more favorable to the Proposed Transferee than those on which the Offeror proposes to sell its membership (rights) to the Offeree; provided, that the Transferring Member has notified the other Member as to (i) the identity of the Proposed Transferee, and (ii) the Person or Persons, if any, that control such Proposed Transferee, and the other Member has notified the Transferring Member that it has no objection thereto. The other Member will not be under obligation to approve such transfer if it reasonably considers, acting in good faith, that the Proposed Transferee is not of good reputation or is a direct competitor of the Cooperative. The other Member must provide its written approval of the Transfer within 15 (fifteen) Business Days of receiving the notice from the Offeror described above.

(d)                          Subject to the prior written consent of the GeoPark Member, any Proposed Transferee of the membership (rights) held by the LGI Member shall enjoy the rights given to the LGI Member in Section4.01(a), Section4.02(a), Section4.03, Section4.05, Section4.06, Section 4.08, Section 6.01, Section 7.04, Section 9.02 and Section 10.02.

(e)                           If the Offeror does not carry out its Transfer within the ninety (90) days period referred to above or else withdraws its offer or introduces any changes thereto, the membership (rights) may not be sold, assigned or transferred unless previously offered preemptively to the Offeree once again, pursuant to this Section 7.03.

Section 7.04.                  Tag-Along Rights.  (a)  Notwithstanding anything to the contrary in this Agreement, if the GeoPark Member proposes to Transfer its membership (rights) to a Third Party Buyer as permitted by the terms of this Agreement, the GeoPark Member shall notify the LGI Member in writing of such proposed sale and the terms and conditions thereof.  The LGI Member shall thereafter have twenty (20) Business Days in which to notify GeoPark of their election to exercise its rights to participate in such proposed sale by the GeoPark Member (the “Tag-Along Right”).

(b)                          If as a result of the LGI Member exercising its Tag Along Right the LGI Member’s voting share capital would be less than 14% of the voting capital of the Cooperative, the LGI Member may elect to exercise its Tag Along Right in respect of all of the issued and outstanding Equity Rights then owned by the LGI Member.

(c)                           If the LGI Member notifies the GeoPark Member of its intention to exercise such Tag-Along Right, then (i) the GeoPark Member shall allow the LGI Member to sell its Equity Rights as part of the proposed Transfer pro rata according to Equity Rights held by the GeoPark Member and the LGI Member, respectively, and (ii) GeoPark agrees not to Transfer any Equity Rights to such Third Party Buyer unless the Third Party Buyer agrees to accept from the LGI Member such Equity Rights as the LGI Member requests to be included in such Transfer in accordance with the terms of this Section 7.04.

Section 7.05.                  Exceptions to Tag-Along Rights.  The provisions of Section7.04 shall not apply to any of the following Transfers (however, each such Transfer shall be obligated to comply with the provisions of Section 7.02, Section 7.03, and Section 7.04 of this Agreement):

(a)                          from the GeoPark Member (i) to any Person within the GeoPark Group or any of its Related Persons or (ii) to any Person which is an Affiliate of GeoPark;

(b)                          pursuant to an approved merger of the Cooperative or approved sale of all or substantially all Equity Rights; and

(c)                           from the GeoPark Member to a third party if such transaction, together with all related transactions, does not result in the Transfer of more than twenty-five percent (25%) of all the Equity Rights (measured on a fully diluted basis).

Section 7.06.                  Drag-Along Rights.  (a) Anything in this Agreement to the contrary notwithstanding, if the GeoPark Member proposes to Transfer its membership (rights) to a Third Party Buyer as permitted by the terms of this Agreement, the GeoPark Member shall notify the LGI Member in writing of such proposed sale, the terms and conditions thereof and provide documentary evidence of the identity of such Third Party Buyer and its relationship to the GeoPark Member. Subject to the conditions stated below, the GeoPark Member shall have the right (a “Drag-Along Right”) to force the LGI Member to also Transfer its membership

(rights) to the Third Party Buyer on the same terms and conditions upon which the GeoPark Member participates in such Transfer to the Third Party Buyer.

(b)                         The GeoPark Member’s Drag-Along Right is subject to the following conditions:

(i)                                     the proposed transaction involves a Bona Fide Offer pursuant to an arm’s-length transaction between the GeoPark Member and a Third Party Buyer which is not an Affiliate of the GeoPark Member; and

(ii)                                  the consideration paid by the Third Party Buyer must be cash or, if not in cash, the GeoPark Member may instead offer the LGI Member cash consideration equal in value to the non-cash assets contemplated by the Offer, such value to be determined by an independent qualified appraiser, proposed by the GeoPark Member and reasonably acceptable to the LGI Member, the fees of which appraiser shall be paid by the GeoPark Member. Subject to the foregoing, all Members shall receive the same amount and type of consideration per Equity Right in such Transfer (unless the Members otherwise agree in writing).

The GeoPark Member must have presented a certificate attesting to the commercial relationship between the GeoPark Member and the Third Party Buyer, attaching all material commercial agreements between them.

Section 7.07.                  Exception to Drag-Along Rights.  The provisions of Section7.06 shall not apply to any transfer from the GeoPark Member (i) to any Person within the GeoPark Group or any of its Related Persons or (ii) to any Person which is an Affiliate of the GeoPark Member.

ARTICLE VIII.

Termination of Members’  Agreement

Section 8.01.                  Termination of Members’ Agreement.   (a)  Each Member shall retain its rights hereunder for so long as such Member (together with its Affiliates) continues to be a member.  Each Member shall remain obligated to perform its obligations hereunder until released in writing by the other Parties hereto, or until this Agreement terminates, subject to the provisions of this ARTICLE VIII.

(b)                          This Agreement shall terminate upon the earlier to occur of:

(i)                                     any Member is the sole member of the Cooperative; or

(ii)                                  a resolution is passed for the winding up or dissolution of the Cooperative; or

(iii)                               a receiver, administrator or administrative receiver is appointed over the whole or any part of the assets of the Cooperative or the affairs, business and property of the Cooperative is to be managed by a supervisor under any arrangement made with the creditors thereof; or

(iv)                              at such time as all Members of record unanimously agree in writing to terminate this Agreement; or

(v)                                 upon delivery of a notice of termination by a Member (the “Terminating Member”) following a material breach by the other Member (the “Member in Breach”), in the event that (x) such material breach was not cured within forty-five (45) days after the Terminating Member provided the Member in Breach of a notice reasonably detailing the basis for such breach and (y) such breach continued to be uncured at the time of dispatch of the notice of termination; or

(vi)                              upon delivery of a notice of termination by a Terminating Member, in the event a petition is presented or a proceeding is commenced or an order is made or an effective resolution is passed for the winding-up, insolvency, administration, reorganization, reconstruction, dissolution or bankruptcy of the other Member or for the appointment of a liquidator, receiver, administrator, trustee or similar officer of the other Member or of all or any part of its business or assets; if the other Member stops or suspends payments to its creditors generally or is unable or admits its inability to pay its debts as they fall due or seeks to enter into any composition or other arrangement with its creditors or is declared or becomes bankrupt or insolvent; or if a creditor takes possession of all or any part of the business or assets of the other Member or any execution or other legal process is enforced against the business or any substantial asset of the other Member and is not discharged within fourteen (14) days.

ARTICLE IX.

Non-Competition

Section 9.01.                  Non-Compete. No Member (the “Proposing Member”) shall, directly or indirectly, whether through an Affiliate or as an owner, shareholder, partner, director, officer or employee of any other Person, engage in activities or business in Colombia competitive to that of the Cooperative (a “Competitive Activity”) from the date hereof until the date on which such Member ceases to own Equity Rights of the Cooperative in compliance with this Agreement, except for (i) Competitive Activity authorized in writing by the other Member and (ii) sole risk activity, as set forth in Section 9.02.

Section 9.02.                  Sole Risk Competitive Activities.  (a) In case any Member intends to undertake an acquisition of a business or company in Colombia or otherwise has the intention to expand the Oil and Gas Business of the Cooperative and its subsidiaries to new projects, including by way of entering into bidding processes, the Members must submit a proposal in relation to that project, bid or acquisition for the approval of the Board, such proposal to include all information reasonably required by the Director nominated by the non-proposing Member to evaluate the proposed project, bid or acquisition, and providing the Director nominated by the non-proposing Member with a reasonable period of time to evaluate such information.

(b)                          In the event a Director nominated by the other, non-proposing Member votes against such proposal or abstains, or fails to attend two Board meetings in which such proposal is considered, then the proposing Member shall be allowed to undertake such project or acquisition at its sole risk, directly or through an Affiliate thereof, being therefore released of the obligation set forth in Section 9.01 above with respect to such acquisition.

Section 9.03.                  Restriction on Employees.   The Members agree that no employee of the Cooperative, including a Secondee, may also hold a position outside of the Cooperative, other than a position with a Member or an Affiliate of a Member.

ARTICLE X.

Miscellaneous

Section 10.01. Costs.  Only the expenses incurred in connection with the establishment of the Cooperative including reasonable legal and accounting fees shall be agreed and accounted as pre-incorporation expenditures for the account of the Cooperative, and shall be reimbursed by the Cooperative to GeoPark.  Except as otherwise provided in this Agreement, all other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Member incurring such costs and expenses, including any fees, expenses or other payments incurred or owed by a Party to any brokers, financial advisors or comparable other persons retained or employed by such Party in connection with the transactions contemplated by this Agreement.

Section 10.02. Reporting Requirements.  So long as this Agreement is in force, the Cooperative will provide Members with:

(a)                          annual audited consolidated financial statements of the Cooperative and its subsidiaries prepared in accordance with IFRS, including a report thereon by the Cooperative’s certified independent auditors and a management’s discussion and analysis of financial condition and results of operations; and

(b)                          interim consolidated financial statements of the Cooperative and its subsidiaries prepared in accordance with IFRS, which may be unaudited, for the six-month period ending June 30 of each year, including a management’s discussion and analysis of financial condition and results of operations, in both cases no later than the date on which such statements would have to be filed with the securities exchange on which equity securities of any Cooperative Affiliate of GeoPark are listed; provided that such statements may consist of, and be in the same format as, the information that would be required to be provided to the holders of the Notes originally issued by GeoPark Chile Limited Agencia en Chile on December 2010.

The LGI Member, shall have the right to request at its own cost, an audit over revenues or costs of the Cooperative to be carried-out by an internationally recognized and reputed auditors, no more than once a year. If so requested, the timing of this audit will be decided by the Board so as to not reasonably interfere with the operations of the Cooperative.

Section 10.03. Compliance with Laws.  (a)  The Parties shall in all material respects comply with all applicable Laws, regulatory rules, including, without limitation, anti-bribery laws, anti-money laundering laws, regulations, licenses, permits and approvals which are material to its business activities.

(a)                          In connection with any of the transactions contemplated in this Agreement, no Party nor any of its affiliates, directors, officers, consultants, employees, agents or other representatives (nor any person acting on behalf of any of the foregoing) shall directly, or indirectly through a third-party intermediary (1) offer, authorize or make any payment in cash or in kind of anything of value, or provide any benefit whatsoever, to any official, representative or employee of a government, governmental body or instrumentality, or public international organization, or to any political party or candidate for public office, for purposes of influencing official actions or decisions or securing any improper advantage in order to obtain or retain business, or other corrupt purpose, (2) enter into any transactions that either promote or involve the proceeds of unlawful criminal activity, or (3) deal with any Person who is currently the subject of any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department or (4) knowingly utilize funds provided by any such Person or funds derived from any activities that contravene any applicable Law, including anti-money laundering, anti-terrorism or anti-bribery laws.

Section 10.04. Binding Effect; Assignment. This Agreement shall become effective upon the execution of this Agreement by each of the Parties hereto. Except as otherwise provided herein, all of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by, the respective successors, permitted assigns, heirs, legatees, and personal representatives of the parties hereto. No Member may assign any of his or her rights hereunder to any Person, other than an Affiliate.  If any transferee of any Member shall acquire any Equity Rights, in any manner, whether by operation of law or otherwise, such Equity Rights shall be held subject to all of the terms of this Agreement, and by taking and holding such Equity Rights such Person shall be entitled to receive the benefits of and be conclusively deemed to have agreed to be bound by and to comply with all of the terms and provisions of this Agreement.

Section 10.05. Financial Information.  The Cooperative shall maintain books and records in compliance with applicable Law and prepare its accounts in accordance with IFRS.

Section 10.06. Amendment and Modification; Waiver of Compliance; Conflicts.  (a) This Agreement may be amended or modified only by a written instrument duly executed by each Member and the Cooperative.  In the event of the amendment or modification of this Agreement in accordance with its terms, the Members shall cause the Board of the Cooperative to call an extraordinary meeting of the Members to meet within thirty (30) calendar days following such amendment or modification or as soon thereafter as is practicable and shall adopt any amendments to the Bylaws that may be required as a result of such amendment or modification to this Agreement, and the Members agree to vote in favor of such amendments.

(b)                          Except as otherwise provided in this Agreement,  failure of any Member to comply with any obligation, covenant, agreement or condition herein may be waived by the Member or Members entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

(c)                           As long as this Agreement is in effect, if there is any conflict, dispute or inconsistency between the provisions of this Agreement and the Bylaws, the provisions of this Agreement shall govern and prevail.

All notices, requests and other communications hereunder shall be in writing (including wire, telefax or similar writing) and shall be sent, delivered or mailed, addressed, or telefaxed

If to the LGI Member, to:

c/o LG International Corp.

LG Twin Towers, 20, Yoido-dong, Youngdungpo-gu,

Seoul, Korea 150-721

Attention: Eung-Kyu Lee

Fax: +82 2 3773 5839

with a copy to:

c/o Ashurst Australia

Level 32 Exchange Plaza, 2 The Esplanade Perth WA 6000 Australia

DX 169 Perth

Attention: Rupert Lewi

Fax: +61 8 9366 8111

and

Larrain y Asociados

Av. El Bosque Sur Nº130 12th Floor

Las Condes, Santiago, Chile

Attention: Ricardo Pena

Fax: + 56 3 203 1246

If to the GeoPark Member or the Cooperative, to:

c/o GeoPark Argentina Limited

Florida 981 - 5th Floor

Buenos Aires (C1005AAS), Argentina

Attention: Andrés Ocampo

Fax: +5411 4312 0149

with a copy to:

GeoPark Chile Limited Agencia en Chile

Nuestra Señora de los Ángeles 179, Las Condes

Santiago, Chile, 7550101

Attention: Pedro Aylwin

General Counsel

Fax: +56 2 2 242 9600

and

Barros & Errázuriz Abogados

Isidora Goyenechea 2939, Las Condes

Santiago, Chile, 7550101

Attention: Bernardo Simian

Fax: +56 2 2 362 0386

Each such notice, request or other communication shall be given (i) by hand delivery, (ii) by internationally recognized courier service or (iii) by telefax, receipt confirmed (with a confirmation copy to be sent by first class mail; provided that the failure to send such confirmation copy shall not prevent such telefax notice from being effective). Each such notice, request or communication shall be effective (i) if delivered by hand or by internationally recognized courier service, when delivered at the address specified in this Section (or in accordance with the latest unrevoked written direction from the receiving Party) and (iii) if given by telefax, when such telefax is transmitted to the telefax number specified in this Section (or in accordance with the latest unrevoked written direction from the receiving Party), and the appropriate confirmation is received; provided that notices received on a day that is not a Business Day or after the close of business on a Business Day will be deemed to be effective on the next Business Day.

Section 10.07. Interpretation.  Unless otherwise stated, references to the Preamble, Recitals, Articles, Sections and Exhibits are to the Preamble, Recitals, Articles, Sections and Exhibits of or to this Agreement, and all such Exhibits are hereby incorporated herein by reference. Words importing the singular include the plural and vice versa, as the context may require. Words importing a gender include every gender, as the context may require. References to days, months, and years are to calendar days, calendar months and calendar years, respectively.  The headings to the Articles and Sections are for convenience only and have no legal effect.

Section 10.08. Further Assurances.  The Cooperative and each Member agree that at any time and from time to time after the date hereof they will execute and deliver to any other party hereto such further instruments or documents, exercise the voting rights to which the Members are entitled, and take such other action as may reasonably be required to give effect to the transactions contemplated hereunder, including conforming the Bylaws of the Cooperative to be consistent with the provisions of this Agreement, to the extent permitted by law.

Section 10.09. Governing Law.  This Agreement and all matters arising out of or relating in any way whatsoever (whether in contract, tort or otherwise) to this Agreement shall be governed by, the laws of the State of New York without regard to the conflict of laws rules that would result in the application of different laws.

Section 10.10. Specific Performance.  The Parties agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with its specific terms and that any remedy at law for any breach of the provisions of this Agreement would be inadequate.  Accordingly, it is agreed that the Parties shall be entitled to an injunction or injunctions to enforce specifically the terms and provisions hereof.

Section 10.11. Arbitration; Consent to Jurisdiction.   The Parties hereby agree that any controversy or claim arising out of this Agreement between LGI Member, on the one hand, and one or more of the Cooperative and the GeoPark Member, on the other, or any controversy or claim arising out of the Bylaws, shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said Rules.  The seat of the arbitration shall be in City of New York, New York, U.S.A. and the language of arbitration shall be English.  Judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.  Each of the Parties hereto knowingly, voluntarily and irrevocably submits to the jurisdiction of each such court in any such action or proceeding and waives any objection it may now or hereafter have to venue or to convenience of forum.  Each Party further agrees that service of any process, summons, notice or document by registered or certified mail or internationally recognized courier service to its address set forth in Section 10.01, or by any means reasonably calculated to effect notice, will be effective service of process for any action or proceeding brought against the other Party in any such court.

Section 10.12. Entire Agreement/Captions.    This Agreement (and the attachments hereto) set forth the entire understanding of the GeoPark Member and the LGI Member with respect to the subject matter hereof and supersedes all prior agreements, arrangements and communications, whether oral or written between or among them with respect to the subject matter hereof; provided, however that, for the avoidance of doubt, the Framework Agreement shall not apply to this Agreement.  Captions appearing in this Agreement are for convenience of reference only and shall not be deemed to explain, limit or amplify the provisions hereof.

Section 10.13. Severability.  If any provisions contained in this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not invalidate the entire Agreement.  Such provision shall be deemed to be modified to the extent necessary to render it valid and enforceable and if no such modification shall render it valid and enforceable then the Agreement shall be construed as if not containing such provision.

Section 10.14. No Third Party Beneficiaries.   Nothing herein expressed or implied is intended to confer upon any Person, other than the parties hereto or their respective permitted assigns, successors, heirs and legal representatives, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 10.15. Recapitalizations, Exchanges, Etc., Affecting the Equity Rights.  The

provisions of this Agreement shall apply, to the fullest extent set forth herein with respect to Equity Rights and to any and all equity or debt securities of the Cooperative or any successor or assign of the Cooperative (whether by merger, consolidation, sale of assets, or otherwise) which may be issued in respect of, in exchange for, or in substitution of, such equity or debt securities and shall be appropriately adjusted for any stock dividends, splits, reverse splits, combinations, reclassifications, recapitalizations, reorganizations and the like occurring after the date hereof.

Section 10.16. No Agency or Partnership.   Nothing contained or implied in this Agreement shall constitute or be deemed to constitute a partnership or agency between or among any of the Parties and, save as expressly agreed herein, none of the Parties shall have any authority to bind or commit any other Party.

Section 10.17. Counterparts.   This Agreement may be executed in one or more counterparts (including by facsimile transmission or portable document format (“pdf”)), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 10.18. Language.   Each of the Members acknowledges and agrees that this Agreement has been negotiated, concluded, and executed in the English language.  In the event that a translation of this Agreement into a different language is prepared in whole or in part at any time for any purpose, the Cooperative and the Members agree that the English language version shall control and be determinative as to the purpose and intent of any provision of this Agreement.  Any and all notices and communications required hereunder shall be in English.

Section 10.19. Schedules and Exhibits.  Except as otherwise provided in this Agreement, all Exhibits and Schedules referred to herein are intended to be and hereby are made a part of this Agreement.  Any disclosure in any Party’s Schedule under this Agreement corresponding to and qualifying a specific numbered paragraph or section hereof shall be deemed to correspond to and qualify any other numbered paragraph or section relating to such Party.  Certain information set forth in the Schedules is included solely for informational purposes, is not an admission of liability with respect to the matters covered by the information, and may not be required to be disclosed pursuant to this Agreement.  The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Schedules is not intended to imply that such amounts (or higher or lower amounts) are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Schedules in any dispute or controversy between the parties as to whether any obligation, item, or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

GEOPARK COLOMBIA COÖPERATIE U.A., a Dutch cooperative

By:	/s/ Pedro Aylwin
Name:	Pedro Aylwin
Title:	Legal Representative

GEOPARK LATIN AMERICA COÖPERATIE U.A.,

a Dutch cooperative

By:	/s/ Pedro Aylwin
Name:	Pedro Aylwin
Title:	Legal Representative

LG INTERNATIONAL CORP.

By:	/s/ Eung Kyu Lee
Name:	Eung Kyu Lee
Title:	Legal Representative

[Signature Page to GeoPark Colombia Coöperatie U.A. Members’ Agreement]

Schedule 1.01

Defined Terms

“Acceptance Period” has the meaning ascribed in Section 7.03(b).

“Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Agreement” means this Agreement as in effect on the date hereof and as hereafter from time to time amended, modified or supplemented in accordance with the terms hereof.

“Blocks” means each of the oil and gas licenses held directly or indirectly by  the Cooperative.

“Board” has the meaning ascribed in Section  4.01.

“Bona Fide Offer” means an offer made in good faith, for valuable consideration, without fraud or deceit.

“Business Day” means any day other than a Saturday or Sunday or any day banks in Colombia, Seoul, New York or Bermuda are authorized or required to be closed.

“Bylaws” means the bylaws of the Cooperative adopted by the Members on or before the date hereof, and as hereafter amended in accordance with the terms thereof and pursuant to applicable law.

“Claim” means any demand, claim, action, legal proceeding (whether at law or in equity), investigation or arbitration.

“Colombia” means the Republic of Colombia.

“Colombia Business” means the ongoing Oil and Gas Business of the Coperative and the Relevant Companies in Colombia and all material assets and liabilities related thereto as of December 18, 2012, including all existing P1, P2 and P3 reserves, development potential, exploration and rights resulting therefrom, the operatorship and direct working interests in the Yamu Block (55-75%), Llanos 34 Block (45%) Cuerva Block (100%) and Llanos 62 Block (100%), and the Cooperative’s non operated interest in the Llanos 32 Block (10%), Llanos 17 Block (37%), Jagüeyes Block (5%), Abanico Block (10%), Cerrito Block (10%) and Arrendajo Block (10%) and all costs and obligations relating to the assets, including all indebtedness and obligations (including without limitation legal and accounting fees).

“Cooperative” has the meaning ascribed in the preamble, and shall include and shall include its legal successors and permitted assigns.

“Competitive Activity” has the meaning ascribed in Section 9.01.

“Consent” means consent, approval, license, permit, order or authorization. “control” (and any form thereof, such as ‘controlled’ and ‘controlling’) means the possession by one Person, directly or indirectly (through one or more intermediaries) of the power to direct or cause the direction of the management or policies of another Person, whether through the ownership of voting interests, by contract, or otherwise; with respect to a corporation, partnership, or other body corporate, such power may be evidenced by the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the shares or equity rights of such corporation, partnership, or other body corporate.

“Director” has the meaning ascribed in Section 4.01.

“Dollars” means the lawful currency of the United States of America.

“Drag-Along Right” has the meaning ascribed in Section 7.06(a).

“Equity Rights” means the total of ownership in the capital of the Cooperative.

“Filing” means registration, declaration or filing.

“Framework Agreement” means the Framework Agreement for Latin American Strategic Group Partnership entered between GeoPark and the LGI Member, dated March 5, 2010.

“GeoPark “ means GeoPark Holdings Ltd., a Bermuda company.

“GeoPark Colombia” means GeoPark Colombia S.A.S., a simplified Colombian corporation.

“GeoPark Group” means GeoPark and any Person that is an Affiliate of GeoPark.

“GeoPark Llanos” means GeoPark Llanos S.A.S., a simplified Colombian corporation.

“GeoPark Llanos Approved Capital Contribution” means any capital contribution from earnings of any Relevant Company (other than GeoPark Llanos) made to GeoPark Llanos in order for GeoPark Llanos maintain compliance with the required ratio of Debt to EBITA (Deuda/UAIIDA) and the required DSCR ratio (DSCR), in each case under Section 7.01(xix) of the GeoPark Llanos Loan Agreement; provided that such capital contributions shall be conditioned upon GeoPark Llanos agreeing to redistribute such capital contributions to the Cooperative upon the earlier of (a)  the date of the termination of the GeoPark Llanos Loan Agreement and (b) the date on which GeoPark Llanos is no longer required to maintain the financial covenants set forth in Section 7.01(xix) of the GeoPark Llanos Loan Agreement.

“GeoPark Llanos Loan Agreement” means that certain Loan Agreement (Contrato de Préstamo) dated September 3, 2012, among GeoPark Llanos and GeoPark Cuerva LLC, as borrowers, the GeoPark Chile Limited, a company organized under the laws of Bermuda, as guarantor, and Banco Itaú BBA S.A. Nassau Branch, as lender.

“GeoPark Luna” means GeoPark Luna S.A.S., a simplified Colombian corporation.

“GeoPark Member” has the meaning ascribed in the preamble and shall include GeoPark’s legal successors and permitted assigns.

“Governmental Entity” means  any U.S. or foreign federal, state, provincial or local governmental authority, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

“IFRS” means the International Financial Reporting Standards issued by the International Accounting Standards Board.

“Knowledge” (i) with respect to the GeoPark, the actual knowledge, having made reasonable inquiry, of Andrés Ocampo, Guillermo Portnoi, Pedro Aylwin Chiorrini, Salvador Harambour, James Park or Pablo Ducci, (ii) with respect to the LGI, the actual knowledge, having made reasonable inquiry, of Eung-Kyu Lee, Yong-Wook Lee, Heon Jeong, Yun Soo Lee, Sean Yoo, In-Dae Park, Joon-Sang Jo or Michael Kim, and (iii) with respect to the Cooperative, the actual knowledge, having made reasonable enquiry, of Andrés Ocampo, Guillermo Portnoi, Pedro Aylwin Chiorrini, Marcela Vaca, James Park or Pablo Ducci.

“Law” means, with respect to any Person, any domestic or foreign, federal, state, provincial or local statute, law, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree or other requirement of any Governmental Entity directly applicable to such Person or any of its respective properties or assets, as amended from time to time..

“LGI Member” has the meaning ascribed in the preamble, and shall include its legal successors and permitted assigns.

“LGI” has the meaning ascribed in the recitals and shall include its legal successors and permitted assigns.

“Llanos Acknowledgements” means the acknowledgements of debt granted by GeoPark Llanos in favor of the GeoPark Shareholder evidenced in the public deeds dated February 11, 2013, of the Public Notary of Santiago of Raúl Undurraga Laso, under number 835 and 836.

“Offer” has the meaning ascribed in Section 7.03(a).

“Offered Equity Rights” has the meaning ascribed in Section 7.03(a).

“Offeree” has the meaning ascribed in Section 7.03(a).

“Offeror” has the meaning ascribed in Section 7.03(a).

“Oil and Gas Business” means (a) the business of acquiring, exploring, exploiting, developing, producing, operating and disposing of interests in oil, natural gas, liquefied natural gas and other hydrocarbon properties or products produced in association with any of the foregoing; and (b) any business relating to oil and gas field sales and service.

“Parties” has the meaning ascribed in the preamble.

“Permitted Reorganization” means (a) the merger of GeoPark Cuerva LLC (a company incorporated in Delaware, United States of America) with and into GeoPark Llanos, (b) the merger of La Luna Oil Co. Ltd. (a company incorporated in Panama) with and into GeoPark Luna, (c) the merger of Winchester Oil and Gas S.A. (a company incorporated in Panama) with and into GeoPark Colombia, and (d)  any other merger or consolidation of any Relevant Company into any other Relevant Company.

“Person” means a corporation, company, association, partnership, joint venture, organization, business, individual (and the heirs, executors, administrators, or other legal representatives of an individual), trustee, trust, or any other entity or organization, including a government or any subdivision or agency”.

“Proposed Transferee” has the meaning ascribed in Section  7.01.

“Proposing Member” has the meaning ascribed in Section  9.01.

“Purchase Notice” has the meaning ascribed in Section  7.03(b).

“Related Party Transactions” has the meaning ascribed in Section   4.05(a).

“Related Persons” shall mean any individual with a family or blood relationship with one Member or its controller.

“Relevant Companies” shall mean those companies holding the Colombia Business, namely the Cooperative, GeoPark Luna, GeoPark Colombia, GeoPark Llanos, La Luna Oil Co. Ltd. (a company incorporated in Panama), Winchester Oil and Gas S.A. (a company incorporated in Panama) and GeoPark Cuerva LLC (a company incorporated in Delaware, United States of America), its successors and assigns.

“Reorganization” shall mean the restructuring of a corporation, as by a merger or recapitalization for bona fide commercial purposes.

“Secondee” has the meaning ascribed in Section 4.06.

“Service Level Agreements” means agreements between the Relevant Companies and the GeoPark Member or any of its Affiliates for the provision of technical, financial and commercial advice and equipment in the operation, exploration, development and production of hydrocarbons in the Blocks.

“Member in Breach” has the meaning ascribed in Section 8.01(b)(v).

“Members” means any one of (i) the GeoPark Member, (ii) the LGI Member, and (iii) any Transferee who joins this Agreement.

“Tag-Along Right” has the meaning ascribed in Section 7.04.

“Terminating Member” has the meaning ascribed in Section 8.01(b)(v).

“Third Party Buyer” means a Person who is not a party to this agreement and is interested in acquiring Equity Rights.

“Transfer” has the meaning ascribed in Section 7.01(a).

“Transferee” means any Person that becomes a transferee of the Equity Rights pursuant to the terms of ARTICLE VII.

“Transferring Member” has the meaning ascribed in Section 7.01(a).

“US$ “ or “Dollars” means the lawful currency of the United States of America.

“Work Program and Budget” has the meaning given in Section 4.08(a).

Schedule 5.05

Incremental Equity Rights

In accordance with Section5.05 hereof, GeoPark Member, directly or through any of its Affiliates, shall receive an incremental Equity Right in the Cooperative (the “Incremental Equity Rights”), which will be allocated to GeoPark Member by the LGI Member, in accordance with the following formula:

Recovery Factor (1)	Incremental Equity Rights (%) (2)

RF <= 1	—

1 < RF <= 2	4.0

2 < RF <= 3	2.0

3 < RF <= 4	2.0

4 < RF <= 5	2.0

5 < RF	2.0

1.              Recovery factor (“RF”) is defined as the total sum of all realized dividends actually paid to the LGI Member divided by the total sum of accrued contributions made by the LGI Member to the Cooperative. For further clarification, “realized dividends “ means any dividend or other distribution (whether in cash, securities or other property), or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeaseance, acquisition, cancellation or termination of any Equity Rights in the Cooperative.

2.              Incremental Equity Rights is defined as the cumulative incremental share of the equity of the Cooperative that shall be earned by GeoPark Member from the LGI Member, each time the RF is achieved within the specified range. For the avoidance of doubt, any Incremental Equity Rights earned by GeoPark Member and paid by the LGI Member, shall not be earned back by the LGI Member notwithstanding any change in the RF, whether positive or negative.